Pricing Supplement dated March 11, 2004 (To Prospectus dated May 7, 2002)	Rule 424(b)(5) Registration Statement No. 333-86842 and Registration Statement No. 333-86842-01

AMB PROPERTY, L.P.

SERIES B MEDIUM-TERM NOTE
(FIXED RATE)

Principal Amount: $100,000,000

Price to Public: 99.970%

Agent’s Discount or Commission: $500,000 (0.500%)

Net Proceeds to us: The estimated net proceeds are approximately $99,430,000, after deducting the agents’ commissions of $500,000 and anticipated offering expenses of approximately $40,000.

Interest Rate: 3.500%

Maturity Date: March 1, 2009

Original Issue Date: March 16, 2004

Trade Date: March 11, 2004

Exchange Rate Agent:

[ ] U.S. Bank Trust National Association

[ ] Other

Interest Payment Dates: March 1 and September 1, commencing September 1, 2004

Regular Record Dates: 15 calendar days before the Interest Payment Date, commencing August 17, 2004

Specified Currency:

[X] United States Dollars

[ ] EURO

[ ] Composite Currency:

[ ] Other: Principal Financial Center: Not applicable

Authorized Denomination:

[X] $1,000 or integral multiples thereof

[ ] Other

Redemption:

[X] The Note cannot be redeemed prior to maturity

[ ] The Note may be redeemed at the option of the Operating Partnership prior to maturity

Redemption Commencement Date:

Initial Redemption Percentage:

Annual Redemption Percentage Reduction:

Repayment:

[X] The Note cannot be repaid prior to maturity

[ ] The Note may be repaid prior to maturity at the option of the Holder of the Note

Optional Repayment Date(s):

Repayment Price:

Discount Notes: [   ] Yes [X] No

Issue Price:

Total Amount of OID:

Yield to Maturity:

Initial Accrual Period:

Form: [X] Book-Entry [   ] Certificated

Agent:

[ ] Morgan Stanley & Co. Incorporated

[ ] A.G. Edwards & Sons, Inc.

[ ] Banc of America Securities LLC

[ ] Bear, Stearns & Co. Inc.

[ ] Commerzbank Capital Markets Corp.

[ ] First Union Securities, Inc.

[X] J.P. Morgan Securities Inc.

[ ] Lehman Brothers Inc.

[ ] PNC Capital Markets, Inc.

[ ] None

     J.P. Morgan Securities Inc. is the sole bookrunner for this offering. Banc One Capital Markets, Inc., PNC Capital Markets, Inc. and Scotia Capital (USA) Inc. are co-managers and agents for this offering.

Agent’s Capacity: [X] Agent [   ] Principal

Addendum Attached: [   ] Yes [X] No

Other/Additional Provisions: Not applicable

Supplemental Federal Income Tax Considerations

     The following is a summary of certain supplemental United States federal income tax considerations anticipated to be material to holders of the notes. This summary is a supplement to the information provided in the attached prospectus under the caption “Certain Federal Income Tax Considerations,” and is subject to the limitations and qualification set forth in the attached prospectus. Holders are urged to review such information in the attached prospectus together with this summary. This summary is based on current law, is for general information only and is not tax advice.

     Legislation was recently enacted that reduces the maximum tax rate of non-corporate taxpayers for long-term capital gains generally from 20% to 15% for taxable years ending on or after May 6, 2003. This rate change is currently scheduled to “sunset” or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the long-term capital gains tax rate will be increased to 20%.

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